Exhibit 99.2

Axesstel

Moderator: Dahlia Bailey

November 12, 2007

Operator: At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question, please press star, followed by the number one on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today, November 12, 2007.

I would now like to turn the conference over to Dahlia Bailey.

Please go ahead, Dahlia

DAHLIA BAILEY: Good afternoon, and welcome to Axesstel’s third quarter conference call. With us today from management are Marv Tseu, Chief Executive Officer, and Pat Gray, Chief Financial Officer.

Before we begin, I would like to remind listeners that statements made during this conference call that are not historical facts are forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. In addition, management may make supplementary forward-looking statements in response to your questions. Examples of forward-looking statements include comments about our financial outlook, including revenues, guidance and anticipated profitability, our ability to grow our customer base, our plans to increase our manufacturing capabilities and reduce cost, anticipated changes to our customer and product mix, expected fulfillment of purchase orders and product acceptance, the introduction and acceptance of new products, our anticipated future growth and changes in technology and development, which may affect future results and the future viability of the Company. Actual results may differ materially from those discussed today due to risks and uncertainties such as the potential loss of major customers or key personnel, increased competition, changes in technology and risks involved in successfully developing and manufacturing new products and expanding our manufacturing capabilities.

We refer you to a more detailed discussion of the risks and uncertainties disclosed in our filings with the Securities and Exchange Commission. Any projection made or implied during this call are an estimate-based on currently available information only, and we assume no obligation to revise or update these projections due to changing market conditions.

Marv Tseu, CEO of Axesstel, will open the call with an overview of the quarter ended September 30, 2007. Pat Gray, CFO, will provide a financial review, and then Marv will deliver our outlook for the fourth quarter and beyond. After that, we will open up the call for questions.

And now, it is my pleasure to introduce Marv Tseu.

Please go ahead, Marv.

MARV TSEU, CHIEF EXECUTIVE OFFICER, AXESSTEL: Thank you, Dahlia.

Good afternoon, and thank you for joining us today. Although this was a very challenging quarter with a number of obstacles to overcome, we also have some positive accomplishments. First, a brief review of the quarter, and then an update of where we are today and what we see for the future.

During the quarter, our data products continued to perform well and contributed 64 percent of revenue. Also, our phone business in Latin America and EMEA experienced strong demand with margins in the mid to high teens for our standard products. However, the competition in the Asian marketplace for fixed wireless phones became extremely heated. While we continue to bid on business, we made the hard, but I believe appropriate, decision not to join the frenzy to build volume by taking business at marginal cost. Plainly stated, we simply are not willing to buy revenues at zero or negative margins. Although this decision has impacted our results and led us to lower total revenue guidance for 2007, we steadfastly believe it is better to pursue revenue growth that delivers solid margins.

In pursuit of extending our data product portfolio during the quarter, we evaluated a strategic acquisition in the machine-to-machine space. Unfortunately, the tight credit market hampered our progress. As a result, we were not able to complete the acquisition and incurred greater than normal financial and legal expenses.

By the way, during the quarter, our revenue was also impacted by shipment delays for two reasons—interrupted manufacturing flows and software customization implementation. The high revenue concentration from two Venezuelan customers has led to longer payment cycles, which impacted working capital and resulted in slow payments to the company’s principal contract manufacturer. We are taking steps to return to normal operations. To date, we have financed a portion of our Venezuelan receivables and have resolved the software customization issues, and we are working aggressively to collect other receivables as well as continuing to evaluate other financings.

As of October 31, 2007, our backlog is $22 million, of which $15 million is in data modems. Demand for our data products remains strong. Also in October, we secured up to $8.5 million in financing and have collected $6.2 million of Venezuelan receivables.

I will now turn the call over to Pat to review – for review of the financials, after which I will provide more color on the outlook and vision.

Pat?

PAT GRAY, CHIEF FINANCIAL OFFICER, AXESSTEL: Thanks, Marv, and thank you for joining us today.

Revenue for the third quarter 2007 was $15.4 million compared to a revenue of $32.1 million in the year-ago quarter. The decrease was primarily attributed to the increased intense price competition in the phone business in Asia.

For the quarter, our fixed wireless phones contributed 36 percent of revenues and broadband modems 54 percent. A year ago in the third quarter, our fixed wireless phones contributed 54 percent, broadband modems 35 percent and voice and data terminals 1 percent. Revenue from modem products was $9.9 million in the third quarter compared to $11.1 million in the third quarter of 2006.

Revenue contribution by region for the quarter was 29 percent from Asia, 57 percent from Latin America and 14 percent from Europe and Africa. In the third quarter of 2006, the regional mix was 29 percent from Asia, 57 percent from Latin America and 4 percent from Europe and Africa.

(INAUDIBLE) gross margin. Our third quarter 2007 gross profit was $3.5 million, or 23 percent of revenue. This compares to gross profit of $6.1 million, or 19 percent of revenues for the third quarter of 2006. Operating expenses were $6.4 million in the third quarter of 2007 compared to $6 million in the third quarter of 2006. The increase was mainly attributed to approximately $700,000 of legal and professional fees associated with the failed acquisition in the machine and machine markets space.

Our net loss for the third quarter of 2007 was $3 million, or 13 cents per share, compared to net income of $225,000 or 1 cent per diluted share in the year-ago quarter. For the nine months ended September 30, 2007, revenue was $68.6 million compared to $65.4 million in the same period of last year. Our net loss was $4 million, or 17 cents per share compared to a net loss of $6.8 million, or 30 cents per share.

Turning to balance sheet items, at September 30, 2007, cash and cash equivalents totaled $550,000 compared to $3.7 million at December 31, 2006, and accounts receivable were $41 million compared to $39 million at December 31, 2006. The significant contribution to the decreasing cash was the reduction in qualified receivables. Bank financing at September 30, 2007 was $3 million down from $13.1 million at December 31, 2006.

Our second – October 30, the Company entered into a financing arrangement that will provide up to $8.5 million in working capital (with) the issuance of short-term debt, which we have received $5.5 million worth and expect the additional $3 million to fund in the next couple of weeks.

I will now turn the call back over to Marv.

Marv?

MARV TSEU: Thanks, Pat.

As we have indicated on Pat’s call, it has been our strategy to evolve into a broadband data – wireless broadband data focused company. We started as a fixed wireless phone provider and have been continually developing products higher up on the technology stack. As a result, our broader data products portfolio have increased margins. Entering 2008, we will have a full array of data modem products on EVDO (ph), HS DPA (ph) and HS UPA (ph) platforms, including USB modems, fixed wireless broadband modems, gateways and our innovative new I-access wireless web computer, the first model of which is being sent to customers for testing and homologation now.

Looking forward, we believe the Company’s strategic effort in data products and customer expansion will position us for long-term growth, which we expect will help mitigate the volatility in revenues. There are a number of favorable factors contributing to our outlook. We continue to see a strong demand for our phone business in Latin America and EMEA. Our data business continues to grow aggressively as we focus on higher-margin modems and innovative data products; we are moving to an outsource design and manufacturing strategy in our phone business. This will enable us to reduce fixed expenses in the engineering operations and overhead associated with the phones business. These statements are intended to improve operating and net income in 2008. Our sales localization program is beginning to produce results in EMEA, where we expect future revenues to help diversify our risk in Latin American and Asia revenue concentration.

However, due to the recent issues cited, we revised our guidance for the year. Therefore, for the year, we are expecting revenues to be in the $85-to-$90 million range. Annual data product sales are expected to reach approximately $40 to $45 million, up from $26 million in 2006, representing a 50-percent or better year-over-year increase. Our initial guidance for 2008 revenue is approximately $100 million to $115 million with data products contributing approximately $50 million in revenue.

I will now turn the call over to the Operator for questions.

OPERATOR: Ladies and gentlemen, if you would like to ask a question, you may do so by pressing star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, if you would like to ask a question, please press star, then the number one.

We do have a question from the line of Kevin Dede with Morgan Joseph.

JIM MORAN (ph), MORGAN JOSEPH: Hi, guys. This is Jim Moran (ph) for Kevin Dede.

MARV TSEU (?): Hi, Jim (ph). How are you?

JIM MORAN (ph): Good. How are you guys.

MARV TSEU (?): Good thanks.

JIM MORAN (ph): Yes, I just had a question regarding customer mix. The concern here is the customer concentration, and we’re wondering how many customers you guys ship to in the quarter, and of those how many of those customers were shipped the data modem product?

MARV TSEU: Pat, you want to …

PAT GRAY: We shipped to about 20 customers in the quarter, of which about seven or eight were data customers.

JIM MORAN (ph): OK.

MARV TSEU: So let me just be a little bit more expansive. Clearly the concentration early in the year in Latin America, and particularly in Venezuela, has been what has contributed to some of our current issues in terms of cash-generating capabilities. In the first part of the year, we were seeing a decline in our – starting to see declines in our Asia phones business, which continued throughout the year, and in particular what it sort of left us with disproportionately was strong sales in Venezuela – in Latin America, and in particular Venezuela, and so we had a bubble of activity in Latin America sales in Q1 and Q2.

Now, Venezuela has always been a country where the payment pace has been slow, and traditionally, it has been sort of running in the 120-to-180-day, you know, cycle time. We – at the time we took the business in Venezuela, we were actually seeing improvements in the payment performance on the part of the Venezuela customers, and so we felt that the good margins that we had built into our products to cover the payment cycle times justified taking the business. Unfortunately, as we moved into the summer months after Q2, which was sort of our large Venezuela quarter, the payments started to stretch out, and they started to get up around 200 days and cresting over 200 days in terms of payment cycles. That is really what undermined our ability to generate cash off of those receivables.

Now, as Pat mentioned, we are starting to in fact collect on those receivables. It’s starting to – the payments are starting to come in. In turn, we are lessening our dependency on Venezuela in Q3 and Q4 and going forward, and we expect to, you know, be out of this situation in the near future.

JIM MORAN (ph): OK, great, and I guess that leads well into my next question. So going forward, where exactly are the opportunities you guys are seeing for expanding the data segment in terms of like the customer mix?

MARV TSEU (?): Sure. So one of the things that we have been working on for the last year has been expanding our sales organization around the world and putting them in the localities where our customers are. When I – when I arrived at the Company a year-and-a-half ago, all of our – most of our salespeople were concentrated here in our headquarters here in San Diego. Since that time, we have expanded our offices around the world and have in particular expanded operations in our EMEA region, Europe, Middle East and Africa. Those hires and office openings in those regions are starting to pay dividends. As you well know, it takes some time to hire the right people, get them trained and then actually see the results starting to turn, and what we are seeing now is a significant improvement in those regions to take advantage of the opportunities that we actually see in Eastern Europe, Middle East and Africa, and so we do see that as being a significant growth area for us in 2008.

Now, although Latin America has been sort of an area of concentration for us, it’s also been really one country that’s been dominating the Latin American numbers, and that has been in Venezuela. We believe that Latin America will continue to be strong for us as we move into 2008, but it will be a more diversified Latin America. We are – we are making good progress with a number of operators in Mexico. We expect to expand our sales footprint in countries like Columbia, Peru and to do – we are doing strategic work in Brazil now to try to penetrate that market. So although Latin America will continue to be a big part of our revenue numbers, it will come from a multitude of different countries within Latin America, and we will do decentralization of our sales revenues within that region as well.

In Asia, finally, although we have probably a more – continue to have a more pessimistic view over the phones business in that particular market, because of both the entrenched competition and the erosion in the pricing for the phones product, we do believe that data modem products are going to be excellent there. But we didn’t see it in 2007 mainly because the operator rollout for 3G broadband infrastructures appear to be about a year delayed. This year, from our surveys, there were about eight EVDO (ph) operators, 3G broadband operator using EVDO (ph) platform, in Asia, for example, and that number’s going to grow to 17 by the end of 2008, and so essentially doubling. So we see the data opportunity in Asia as being very robust next year, and that, you know, gives us good optimism.

So that sort of, you know, sort of marching around the globe, kind of how we see it. Hope that helps.

JIM MORAN (ph): Yes. No, that does, and actually last question for me, if you guys are willing to offer this, is that do you guys have any names as to the operators you expect to see coming up the pipeline?

MARV TSEU (?): We certainly do, but at this juncture, I’m, you know – we have experienced a year where, you know, our – clearly our performance has been choppy, and at this juncture I’d like to actually get some of those orders committed and, you know, in the books, and then we’ll – then we’ll, you know, report on them as we – as we conclude our business terms with them, and also for competitive reasons I think it’s wise for us not to be broadcasting those operators too prematurely.

I will point you to a recent Press Release that we had put out a couple of weeks ago that pointed to a $58 million contract in Indonesia with March (ph) Telecom, and you know, that is very typical of the kind of operator that we are going after as we expand our footprint around the world.

JIM MORAN (ph): OK, great. Appreciate it. Thanks for the insight, guys.

MARV TSEU (?): Sure. Thank you for the questions.

OPERATOR: As an additional reminder, if you would like to ask a question, please press star, then the number one on your telephone keypad.

Your next question will come from the line of Sentaz Reya (ph) with Broadpoint Capital.

SENTAZ REYA (ph), BROADPOINT CAPITAL: Thank you. Hello, Pat, Marv.

MARV TSEU (?): Hello, Sentaz (ph).

SENTAZ REYA (ph): How are you? Good. Just a few questions. You know this failed acquisition that you mentioned, what was it, and are you going to go back to it later, or is it scrapped for good?

MARV TSEU (?): Well, you know, these things are always kind of assembled, as you well know, sometimes – when they pass, they kind of pass, right?

SENTAZ REYA (ph): Right.

MARV TSEU (?): But I think there are always, you know, plenty of opportunities out there. I’ve not made a secret of my strategic direction for the Company that, you know, we will stay in phone – in the phones business as long as we can take profitable business, and so we are still very bullish about our Latin America and EMEA for our phones business. I believe that the data modems business in the emerging market is just now starting to explode. I think that what has – or what we’ve seen in the developed markets over the last five years in terms of the mass adoption of wireless Internet connectivity through, you know, 3G broadband technologies is about ready to hit the emerging markets now, and we see this as we – was we scanned the world and look at the number of infrastructures that are going in, 3G data infrastructures.

So I believe that there’s a very good robust business in our basic modem business, but I’ve always wanted to also add to the revenue mix of this company and M-to-M (ph) compliment because I believe that the nature of the M-to-M (ph) business and businesses are that they once served enterprise customers, and as such, they are in fact helping those enterprise customers with their business processes by moving mass amounts of data around from decentralized collection points to centralized processing centers, and that’s always hard to do that on a manual basis. And so when you’re involved and integrated into business processes at the enterprise level, the value that you bring to the enterprise in terms of either a more efficient data collection that can be done faster so that it converts into revenues and profits, and/or some – in some manner reducing the hop-backs (ph) because you’re more efficient in the data collection processes and management of the business. Those kind of values really translate well into, you know, the M-to-M (ph) business, and it also rewards the M-to-M providers with better margins and more sustainable revenue streams. It’s a more protectable business, what you get there.

So we have always been interested in this particular area. We had hoped that we would be able to accomplish this acquisition. The tight credit markets, you know, made it difficult for us to finance it at the last minute, and then the payment issues that we ran into in Venezuela to complicate the financing aspects of the acquisition, and so it just sort of gradually fell apart. We will, as we – as we sort of solidify our balance sheet and get everything, you know, back onto a more stable footing, continue to revisit this strategic opportunity, whether it’s with the target that we were looking at or whether it’s with somebody new, you know, that we’ll have to take a look at at the time that we’re ready to do something to see what are our available options.

SENTAZ REYA (ph): Sure. You know, this credit market squeeze or the weakness, now that’s going to linger on for a while. Do our – you have protected yourself now where (ph) that should not be an issue?

PAT GRAY (?): When I was – when I was talking about it, or when I was referencing it, I was – it was more of a generic comment to the fact that, you know, many times we are in the capital markets trying to do financing, you know, we have to be attentive to sort of the broader – you know, broader and macro trends that are going on, and any time there are sort of this kind of turmoil going on, it just – it just makes it harder to get people to focus on our deal, and you know, and we’re now sort of thrown into the mix of all of the other things that are – that are going in the – in the financial community. But we still are optimistic we have a good story and that we will be able to raise necessary capital – working capital to sustain our business.

SENTAZ REYA (ph): All right. Just on that TT (ph) smart telecom, when should we see meaningful revenues on the – in the sales line, on your revenue lines?

PAT GRAY (?): Yes, we’ll start to ship that in Q1, and it’ll be modest in Q1, but it’ll start – it’ll grow as we move through the – through the year. You know, this is a perfect example of where our shipments will start to match their expansion of their infrastructure. So the timing of our shipments really is a function of how their rollout goes on their infrastructure side, as it does with many of our new customers.

SENTAZ REYA (ph): I mean this is just an open, TO (ph), right? I mean it’s not – you’re not guaranteed that $68 million over two years …

PAT GRAY (?): Yes, it is actually – it is actually a guaranteed contract. Having said that, I still treat these things as a bit fluid, and I believe that we always have to be competing, regardless of what kind of contract we have in place. You need to always have the best offering.

SENTAZ REYA (ph): All right, and just on that I-access web product and other data products, any update on that and you started shipping, or ….

PAT GRAY (?): Yes, I mean we have – we won’t see revenues again for that product until the early part of 2008. Having said that, we have done a small manufacturing run – pilot run of 200 units that we are now moving out into the marketplace as homologation samples to the various carriers who have shown interest in the – in the product, and so we’re getting very good response. You know, it is a new category. You know, it’s not one of those things where, you know, the carrier says, oh, it’s a modem product and they’ve got it sort of in their minds. This is something where we go in there, and in our partnership discussion, we’re talking about a new category, how it can help the operators improve their penetration in terms of data services in their respective constituencies, and we jointly are developing launch strategies with them, and that will – these 200 units are very important in terms of getting a good read on how this is going to rollout in 2008. So I hope to have a better update for you in a couple of months.

SENTAZ REYA (ph): All right, and just a couple more questions. So for 4Q, you’re essentially expecting a flat quarter, right, so – and the gross margin should be roughly around this level (INAUDIBLE) end of the year at this level?

PAT GRAY (?): Yes, we expect Q4 to be similar to Q3 in the gross margins because that’s not the same product mix as the preceding quarter.

SENTAZ REYA (ph): I mean to get there I’m getting very low modem margins, or you do get literally low-single-digits for the phones, is that how you got to that 22 percent for this quarter?

PAT GRAY (?): Yes, in the third quarter we did have some of the India (ph) phone revenues, which dragged down the margins a little bit. We are still experiencing mid-30s, low to mid-30 margins on the – on the data modem.

SENTAZ REYA (ph): OK, and so you’ll still have a loss for 4Q. So how should we look at ‘08 now? I mean do you have any rough idea? I don’t expect you to guide, but kind of just general. Do you think all the problems will be behind you and the fear of kind of on a gradual ramp from there from 4Q on?

MARV TSEU (?): Yes, so I mean we expect that we will resolve, you know, any – all of the lingering issues associated with, you know, our current cash turmoil as we move through Q4 and so hope to and expect to start 2008 fresh, and so, you know, so that’s one answer to your question. As it relates to, you know, profitability, we believe that our modem business will be very strong in 2008. You know, we’re projecting $60 million. We expect the margins to continue to be good, and as a result, we believe that this will be a profitable business, both on operating profit as well as net profit in 2008, and so – but you know, I’m reluctant to guide any more than that, but we know that this business has got to make money, and it should make money at the – at the kinds of levels that we are talking about in terms of our modem sales and our total revenues.

SENTAZ REYA (ph): Great, OK, and then one last question. The share count, does that go up after the financing that you did on some shares being issued, and in fact you’re (INAUDIBLE)?

PAT GRAY (?): Well, the shares were subsequent to the quarter. So they were at the end of the quarter, there’s about 23 million outstanding, and we did issue 325,000 shares with the financing.

SENTAZ REYA (ph): OK, so we’ll see that in 4Q and then an additional 170 million later on, right?

PAT GRAY (?): An additional what?

SENTAZ REYA (ph): An additional 170,000. Total share count of …

PAT GRAY (?): Yes, a potential additional 175,000 shares, yes.

SENTAZ REYA (ph): OK, good. Thanks.

MARV TSEU (?): And that’s related – Sentaz (ph), that’s related strictly to any financing that we’ve talked about relative to factoring of Venezuela receivables.

SENTAZ REYA (ph): Yes, I got it. Thank you.

MARV TSEU (?): OK. Just to be clear.

SENTAZ REYA (ph): Yes, that’s it.

OPERATOR: Once again, if you would like to ask a question, you may do so by pressing star, then the number one on your telephone keypad. And at this time, we have no further questions. Gentlemen, do you have any closing remarks?

MARV TSEU (?): Well, I just want to thank everybody for joining us today. We are pleased with the trends we are experiencing with our data business during the quarter, and we look to build on this and to further improve our margins and build a sustainably profitable business going forward. I look forward to updating you after we finalize our fourth-quarter year-end results.

Thanks again, and goodbye.

END